Exhibit 4.42

Date:	30th November 2006

Our ref:	CR/LC/TEAM1/CEB

CONFIDENTIAL

Kwong Lee Shun Trading Company Limited

12/F., Kin Teck Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen,

Hong Kong.

Attn: Mr. John Sham / Mr. Samuel Leung

Dear Sirs,

BANKING FACILITIES

We, Standard Chartered Bank (Hong Kong) Limited , refer to our letter dated 26th January 2006 together with the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred thereto, as varied by our letters dated 21st March 2006 and 20th September 2006 setting out the facilities made available to the Customer below (collectively “the Existing Facility Letter”).

CUSTOMER:

Kwong Lee Shun Trading Company Limited

Following our recent discussions, we confirm that the facilities have been renewed on unchanged basis except the following variations:

B	FACILITY LIMITS:

Under this section, the Note in respect of “Treasury Facility” is revised to read as follows:

Note:-

The aggregate outstanding of foreign exchange contract(s) (spot) facility and the Facility 1 specified in the “General Banking Facilities” above shall not at any time exceed HKD3,000,000.-.

This letter will amend the terms of the existing facility letter which the Bank has issued to the Customer, as set out above. In all other respects, the terms of the Existing Facility Letter will remain in full force and effect. This letter will be governed by the laws of Hong Kong SAR.

If you have any queries, please contact our Mr. Monte Wong, Associate Director, Local Corporates, Client Relationships, whose telephone number is 2821-1863.

Standard Chartered Bank (Hong Kong) Limited

Wholesale Bank

Credit Risk Control

11th Floor Standard Chartered Tower

388 Kwun Tong Road Kwun Tong Hong Kong

Kwong Lee Shun Trading Company Limited	Page 2

We are pleased to be of service to you and take this opportunity to thank you again for your custom.

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Elsie Leung
Elsie Leung
Credit Support Manager

ELG/el

Encl.